Exhibit 10.7

LETTER AGREEMENT

Jayne Gershkowitz

Vice President, Patient Advocacy and Public Policy

Amicus Therapeutics, Inc.

1 Cedar Brook Drive

Cranbury, NJ 08512

Re:  Severance and Change in Control Agreements

Dear Jayne:

On behalf of Amicus Therapeutics, Inc., (the “Company”), this Letter Agreement, dated as of June 5, 2013, shall serve to confirm our agreement in the event Amicus terminates your employment without cause or in the event of a Change in Control, Sale or Merger of the Company.  By accepting the terms of this Letter Agreement, you agree that the rights identified in this Letter Agreement contain the complete understanding between you and the Company related to Severance and Change in Control payments and supersedes and replaces all previous agreements related to such payments.  The May 12, 2006 Offer of Employment Letter countersigned by you, a copy of which is attached hereto, shall otherwise remain in full force and effect and is hereby confirmed and ratified.

Severance Pay

In the event that your employment is terminated by the Company, except for “Cause” as defined below, you will be eligible to receive the following:

1.              six (6) months salary continuation to be paid in accordance with the Company’s payroll practices;

2.              an additional six (6) months of option vesting;

3.              in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of termination, payable on the date of termination; and

4.              you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of termination and run concurrently with the period of salary continuation.

For purposes of this Agreement, “Cause” means termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2)

1 Cedar Brook Drive   Cranbury, NJ 08512    T: 609-662-2000   F: 609-662-2001     www.amicustherapeutics.com

misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.

Change in Control

If there is a Change in Control Event (as defined below) and either you resign with Good Reason (as defined below) or are terminated without Cause, in either case within twelve months following such Change in Control Event, then you (1) will be entitled to receive 12 months of salary continuation, to be paid in accordance with the Company’s payroll practices; (2) if such resignation or termination occurs between June 30 and December 31, you will be entitled to a payment of a bonus equal to your bonus earned in the preceding year (if any) pro-rated for the number of months actually worked in the year of resignation or termination, payable within 2 ½ months following such termination or resignation; (3) you will be entitled to waiver of the applicable premiums otherwise payable for continuation of your health benefit coverage under COBRA for the 12 month period following such resignation or termination; and (4) all of your otherwise unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.  “Good Reason” means (i) a material diminution in your authorities, duties, or responsibilities, or (ii) a material change in the geographic location at which you must perform services; provided, however, that you must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of its initial existence after which the Company will have a period of thirty (30) days within which it may remedy the condition and not be required to pay the severance payment; and provided, further, that any Good Reason termination must occur within two (2) years of the initial existence of the Good Reason condition.

Notwithstanding any other provision of this letter agreement, your right to receive severance payments and benefits pursuant to this letter agreement shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties in a form acceptable to the Company and that such release be delivered to the Company and become irrevocable by a deadline specified by the Company (the “Release Deadline”), which deadline will be no later than 60 days following the cessation of your employment.  Any payments and benefits that would otherwise be paid prior to the Release Deadline will accrue and be paid on the Release Deadline, provided the release has by then become irrevocable, and any remaining payment and benefits will thereafter be delivered as otherwise scheduled. However, if the Release Deadline is more than 30 days and your release becomes irrevocable before the Release

Deadline, the Company may elect to pay (or commence to pay) such severance payments and benefits up to 30 days prior to the Release Deadline.

It is the intention of the parties that compensation paid or delivered to you by the Company either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”) and this letter agreement should be interpreted accordingly.  However, the Company does not warrant the tax treatment of any amount payable to you.

For the purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, which amounts become due because of your termination of employment, “termination of employment” or words of similar import shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment.  Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination (or prior to your death after termination) shall be paid to you in a cash lump-sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination occurs.

In applying Section 409A to amounts paid pursuant to this letter, any right to a series of installment payments shall be treated as a right to a series of separate payments.

Employment “At-Will”

It is important that you understand that the Company does not guarantee employment for any specific period of time.  You will continue to be employed on at “at-will” basis.  This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause.  Neither you nor the Company will have an express or implied contract limiting your right to resign or the Company’s right to terminate your employment at any time, for any reason, with or without prior notice or cause.  The “at-will” relationship will apply to you throughout your employment and cannot be changed except by an express individual written employment agreement signed by you and the Chief Executive Officer of the Company.

It is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company on the subjects of Severance and Change in Control payments.  By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you and as authorized by the Company’s Board of Directors or an authorized Committee thereof.  This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute on and the same agreement.

[Signature Page Follows]

Amicus Therapeutics, Inc.

/s/ John F. Crowley
		By:	John F. Crowley
Chairman and Chief Executive Officer

Accepted and Agreed:

By:	/s/ Jayne Gershkowitz
Jayne Gershkowitz